Exhibit 21

                             Middlesex Water Company

                                  Subsidiaries

                                                                 Jurisdiction of
                                                                   Organization
                                                                   ------------

Tidewater Utilities, Inc.                                           Delaware
Tidewater Environmental Services, Inc.                              Delaware
Pinelands Water Company                                             New Jersey
Pinelands Wastewater Company                                        New Jersey
Bayview Water Company                                               New Jersey
Utility Service Affiliates (Perth Amboy) Inc.                       New Jersey
Utility Service Affiliates, Inc.                                    New Jersey